Exhibit 10.2

Execution Version

VOTING AND INVESTOR RIGHTS AGREEMENT

This Voting and Investor Rights Agreement (this “Agreement”) is entered into as of December 31, 2020, by and among EyePoint Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Ocumension Therapeutics, incorporated in the Cayman Islands with limited liability (“Investor”), and EW Healthcare Partners, L.P. and EW Healthcare Partners-A, L.P. (collectively, the “EW Investors”). Unless otherwise provided, each capitalized term used and not otherwise defined herein shall have the meaning set forth in Article III.

WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of the date hereof, by and between the Company and Investor (the “Purchase Agreement”), Investor is purchasing shares of the Company’s common stock (the “Common Stock”); and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company, Investor and the EW Investors desire to set forth certain understandings among the Company, Investor and the EW Investors with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
COVENANTS, REPRESENTATIONS AND WARRANTIES

Each party to this Agreement hereby represents and warrants to the other parties to this Agreement and acknowledges that: (a) the execution, delivery and performance of this Agreement have been duly authorized by such party and do not require such party to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such party or other governing documents or any agreement or instrument to which such party is a party or by which such party is bound; (b) such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder; and (c) this Agreement is valid, binding and enforceable against such party in accordance with its terms.

ARTICLE II
BOARD OF DIRECTORS; OBSERVERS; VOTING

1

Section 2.1.Investor Designee.

(a)Subject to Nasdaq Listing Rule 5640 (the “Voting Rights Rule”), for so long as Investor holds a number of shares of Common Stock representing at least 75% of the shares of Common Stock purchased under the Purchase Agreement (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), Investor shall be entitled to designate for recommendation by the Governance and Nominating Committee of the Board pursuant to Section 2.1(c) and, upon such recommendation, nomination by the Board, one (1) director from time to time as set forth below (any individual designated by Investor, the “Investor Designee”). Notwithstanding the foregoing, in accordance with the Voting Rights Rule, Investor shall not be entitled to designate any Investor Designee pursuant to this Section 2.1(a) if, at any time, Investor owns a number of shares of Common Stock representing less than 5% of the shares of Common Stock outstanding. Each Investor Designee must be reasonably acceptable to the Governance and Nominating Committee of the Board and the Board. Investor may not assign the rights set forth in this Section 2.1(a) without the prior written consent of the Company. In the event that Nasdaq informs the Company that it is not in compliance with the Voting Rights Rule as a result of Investor’s rights under this Section 2.1(a), Investor shall cooperate with the Company to promptly remedy such non-compliance, including relinquishing its right to an Investor Designee hereunder.

(b)Simultaneously with the closing of the transactions contemplated by the Purchase Agreement, that Company shall appoint Ye Liu as the initial Investor Designee (the “Initial Investor Designee”) to fill a vacancy on the Board with a term expiring at the Company’s next annual meeting of stockholders.

(c)Each Investor Designee, including the Initial Investor Designee, shall comply with the requirements of the charter for, and related guidelines of, the Governance and Nominating Committee of the Board, as well as with the requirements of the Company's Corporate Governance Guidelines.

(d)The Company agrees to take all necessary actions to cause (i) the individual designated in accordance with Section 2.1(a), and subject to the provisions of Section 2.1(c), to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of stockholders of the Company at which directors are to be elected, in accordance with the Company’s certificate of incorporation, bylaws and Delaware General Corporation Law, and at each annual or special meeting of stockholders of the Company thereafter at which such director’s term expires, and to recommend that the Company’s stockholders vote affirmatively for each such nominee and (ii) the individual designated in accordance with Section 2.1(e), and subject to the provisions of Section 2.1(c), to fill the applicable vacancy of the Board, in accordance with the Company’s certificate of incorporation, bylaws, Delaware General Corporation Law, all applicable securities laws and Nasdaq rules, regulations and standards.

(e)In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of the Investor Designee, the Company shall take at any time and from time to time all necessary action to cause the vacancy created thereby to be filled in accordance with the terms hereof as promptly as practicable by a new Investor Designee designated by Investor to the Board seat that has become vacant.

(f)During the period that an Investor Designee is a director of the Board, such director shall be entitled to the same benefits, including benefits under any director and officer indemnification or insurance policy maintained by the Company, as any other non-employee director of the Board.

(g)For so long as the EW Investors beneficially own at least 10% of the outstanding shares of Common Stock, each EW Investor hereby unconditionally and irrevocably agrees that, at each applicable annual or special meeting of stockholders at which directors are to be elected, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board, such EW Investor shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all outstanding shares of Common Stock that it beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (such shares of Common Stock, the “Subject Shares”) to be counted as present thereat for purposes of establishing a quorum, and each EW Investor shall (a) vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares in favor of all of the proposals for the election of directors presented by the Company pursuant to Section 2.1(a) and Section 2.1(d) hereof, (b) other than pursuant to a change of control or business combination transaction in which a majority of the existing directors will no longer continue to serve as directors of the surviving corporation following the consummation of the transaction, vote all of its Subject Shares against any proposal involving the election of directors that is inconsistent with the election of the Investor Director pursuant to Section 2.1(a) and Section 2.1(d) hereof, and (c) take any necessary action in connection therewith.  Each of the EW Investors agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.1(g).

Section 2.2.Investor Observer. For so long as Investor has the right to designate an Investor Designee under this Agreement, the Investor Designee shall serve as an observer to the Designated Committees. The Investor and the Company shall enter into a customary board observer agreement providing for, among other things, the treatment of confidential information, indemnification, and reimbursement of expenses, reasonably acceptable to Investor, the Company and the Investor Designee (the “Observer Agreement”). Subject to the Observer Agreement, the Investor Designee shall be entitled to attend and participate, and shall be invited to attend and participate in all meetings of the Designated Committees (whether such meetings are in person, by telephone, or otherwise) in a non-voting capacity. Subject to the Observer Agreement, the Company shall provide the Investor Designee copies of all notices, minutes, consents and other materials that it provides to members of the Designated Committees at the same time and in the same manner as such materials are provided to the members of the Designated Committees. The Investor Designee is a non-voting observer to the Designated Committees and as such, the Company reserves the right to withhold all or part of any information or exclude access to any meeting or portion thereof if the Company reasonably believes that such withholding or exclusion is reasonably necessary to preserve the attorney-client privilege or to avoid conflicts of interest or for other reasons specifically set forth in the Observer Agreement. Investor may not assign the rights set forth in this Section 2.2 without the prior written consent of the Company.

Section 2.3.Committee Representation. Subject to applicable laws and stock exchange regulations, the Investor Designee shall serve on each Committee of the Board other than the Designated Committees for so long as Investor has the right to designate an Investor Designee under this Agreement; provided, however, that Investor Designee shall not serve on a Committee of the Board if such service would present a conflict of interest or potential conflict of interest with the Company.

Section 2.4.Indemnification. The Company hereby acknowledges that the Investor Designee (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Investor or one or more of its Affiliates (collectively, the “Fund Indemnitors”). The Company hereby: (a) agrees that the Company and any of its Subsidiaries that provides indemnification shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary); (b) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Company and an Indemnitee, including the Company’s indemnification agreement to be entered into between the Company and the Investor Designee on the date hereof (the “Indemnification Agreement”), without regard to any rights an Indemnitee may have against any Fund Indemnitor or its insurers; and (c) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Subject to the Indemnification Agreement, the Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

Section 2.5.Investor Support.

(a)For so long as Investor holds a number of shares of Common Stock representing at least 75% of the shares of Common Stock purchased under the Purchase Agreement (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), Investor agrees that, while this Agreement is in effect, at any meeting of stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstances in which Investor is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by the Company, Investor shall (a) appear at each such meeting or otherwise cause the shares of Common Stock owned by Investor or its Affiliates (the “Investor Shares”) to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, all the Investor Shares (whether acquired heretofore or hereafter) that are beneficially owned by Investor or as to which Investor has, directly or indirectly, the right to vote or direct the voting, (i) in favor of any proposals recommended by the Board for approval; and (ii) against any proposals that the Board recommends the Company’s stockholders vote against; provided, however, that the foregoing shall not apply (i) to any meeting or proposal that is inconsistent with Investor’s rights under this Agreement or the Purchase Agreement or (ii) to any meeting or proposal that is inconsistent with the EW Investors’ obligations under this Agreement or under the EW Agreements. For the avoidance of doubt, this provision shall not impair, obviate or lessen any of Investor’s rights and remedies granted to it, or the Company’s obligations, pursuant to this Agreement or the Purchase Agreement, including board designation, participation rights on financings, notice periods, and registration rights.

(b)For so long as the EW Investors hold a number of outstanding shares of Common Stock representing at least 75% of the shares of Common Stock held by the EW Investors on the date hereof (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), each of the EW Investors agrees that, while this Agreement is in effect, at any meeting of stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstances in which either EW Investor is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by the Company, each EW Investor shall (a) appear at each such meeting or otherwise cause the shares of Common Stock owned by the EW Investors or their respective Affiliates (the “EW Shares”) to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, all the EW Shares (whether acquired heretofore or hereafter) that are beneficially owned by either EW Investor or as to which either EW Investor has, directly or indirectly, the right to vote or direct the voting, (i) in favor of any proposals recommended by the Board for approval; and (ii) against any proposals that the Board recommends the Company’s stockholders vote against; provided, however, that the foregoing shall not apply (i) to any meeting or proposal that is inconsistent with the EW Investors’ obligations under this Agreement, or the EW Agreements or (ii) to any meeting or proposal that is inconsistent with Investor’s rights under this Agreement or the Purchase Agreement. For the avoidance of doubt, this provision shall not impair, obviate or lessen any of EW Investor’s rights and remedies granted to it, or the Company’s obligations, pursuant to the EW Agreements.

ARTICLE III
DEFINITIONS

“Affiliate” means, with respect to a specified Person, any other Person that controls, is controlled by or is under common control with the applicable Person.  As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of voting interests of such Person, through Contract or otherwise; provided, that the Company and its Subsidiaries shall not be deemed Affiliates of Investor or its Subsidiaries.

“Board” means the board of directors of the Company.

“Business Day” means a day on which commercial banking institutions in New York, New York are open for business.

“Contract” means, with respect to any Person, any written or oral contracts, agreements, deeds, mortgages, indentures, bonds, loans, leases, subleases, licenses, sublicenses, statements of work, instruments, notes, commitments, commissions, undertakings, arrangements and understandings to which such Person is a party or by which any of its properties or assets are subject.

“Designated Committees” means the Governance and Nominating Committee of the Board, the Audit Committee of the Board, and the Compensation Committee of the Board.

“EW Agreements” means (i) that certain Securities Purchase Agreement, dated as of March 28, 2018, by and among the Company and the EW Investors; (ii) that certain Second Securities Purchase Agreement, dated as of March 28, 2018, by and among the Company and the EW Investors and each other person identified on the signature pages thereto, in each case, as in effect on the date hereof; (iii) that certain Registration Rights Agreement, dated as of March 28, 2018, by and among the Company and the EW Investors; (iv) that certain Second Registration Rights Agreement, dated as of June 25, 2018, by and among the Company and the EW Investors and each other person identified on the signature pages thereto; and (v) that certain Board Observer Agreement, dated May 7, 2018, by and among the Company and the EW Investors.

“Person” means any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (a) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (b) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

ARTICLE IV
MISCELLANEOUS

Section 4.1.Freedom to Pursue Opportunities. The Company acknowledges and understands that Investor, the EW Investors and their respective Affiliates, including the Investor Designee, from time to time review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises. Nothing in this Agreement shall preclude or in any way restrict Investor, the EW Investors or any of their respective Affiliates, including the Investor Designee, from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company, and the Company hereby waives, in perpetuity, any and all claims that it now has or may have in the future, and agree not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).

Section 4.2.Termination. This Agreement shall automatically terminate upon such time as Investor holds less than 75% of the shares of Common Stock purchased under the Purchase

Agreement (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof); provided, however, that this Agreement shall automatically terminate with respect to Section 2.1(g) upon such time as the EW Investors beneficially own less than 10% of the outstanding shares of Common Stock of the Company. Nothing in this Section 4.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement. Upon a termination in accordance with this Section 4.2, no party shall have any further obligation to the others under this Agreement.

Section 4.3.Confidentiality. Any party to this Agreement may submit this Agreement to, or publicly file this Agreement with, the Securities and Exchange Commission or any national securities exchange in any applicable jurisdiction or to other Persons as may be required by applicable law.

Section 4.4.Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware, without regard to its conflicts of laws rules.  Each party to this Agreement (a) irrevocably submits to the exclusive jurisdiction in the state court sitting in Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such party.  Any party hereto may serve any process required by such Courts by way of notice under this Agreement.

Section 4.5.No Waiver, Modifications.  It is agreed that no waiver by a party hereto of any breach or default of any of the covenants or agreements set forth herein shall be deemed a waiver as to any subsequent or similar breach or default.  The failure of either party to insist on the performance of any obligation hereunder shall not be deemed a waiver of any such obligation.  No amendment, modification, waiver, release or discharge to this Agreement shall be binding upon the parties unless in writing and duly executed by authorized representatives of all parties.

Section 4.6.Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 4.6 and shall be:  (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile, email or other electronic transmission.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with confirmation of receipt, if transmitted by facsimile, email or other electronic transmission (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to the Company shall be addressed to:

EyePoint Pharmaceuticals, Inc.
480 Pleasant Street, Suite B300
Watertown, MA 02472
Attention: Ron Honig, Esq.
Facsimile: (617) 926-5050
Email: rhonig@eyepointpharma.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1735 Market Street, Floor 23

Philadelphia, PA 19103

Attention: Steven J. Abrams, Esq.

Telephone: (267) 675-4671

Email:  steve.abrams@hoganlovells.com

Notices to Investor shall be addressed to:

Ocumension Therapeutics

502-1 Want Want Plaza

No. 211 Shimen Yi Road

Jing’an District, Shanghai

People’s Republic of China

Attn: Ye Liu

Email:  ye.liu@ocumension.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

Attn: Mengyu Lu

Email: mengyu.lu@sidley.com

Attn: Frank Rahmani

Email: frahmani@sidley.com

Notices to EW Investors shall be addressed to:

EW Healthcare Partners L.P.

EW Healthcare Partners-A L.P.

21 Waterway Avenue, Suite 225

The Woodlands, TX 77380

Telephone No.: (281) 364-1555
Facsimile No.: (281) 364-9755
Attention: Richard Kolodziejcyk, Chief Financial Officer
E-mail: rkolodziejcyk@ewhv.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Telephone No.: 212-549-0408
Facsimile No.: 212-521-5450
Attention: Mark G. Pedretti
E-mail: mpedretti@reedsmith.com

Any party to this Agreement may change its address by giving notice to the other parties to this Agreement in the manner provided above.

Section 4.7.Entire Agreement.  This Agreement, the Purchase Agreement and that certain Mutual Non-Disclosure Agreement, dated December 23, 2020, between the Company and Investor contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

Section 4.8.Headings; Nouns and Pronouns; Section References.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

Section 4.9.Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, the parties shall negotiate in good faith a substitute legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as possible and as reasonably acceptable to the parties.

Section 4.10.Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.

Section 4.11.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 4.12.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such executed signature page shall create a valid and binding obligation of the party executing it (or on whose behalf such signature page is executed) with the same force and effect as if such executed signature page were an original thereof.

Section 4.13.Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party hereto.  No third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

Section 4.14.No Strict Construction.  This Agreement has been prepared jointly and will not be construed against any party.  No presumption as to construction of this Agreement shall apply against any party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which party may be deemed to have authored the ambiguous provision(s).

Section 4.15.Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other Contract or law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.  The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to such party as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation.  Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

Section 4.16.Expenses.  Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution, delivery and performance of this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

EyePoint Pharmaceuticals, Inc.

By:	/s/ Nancy Lurker Name:Nancy Lurker Title:President & CEO

Ocumension Therapeutics

By:	/s/ Ye Liu Name:Ye Liu Title:CEO

EW Healthcare Partners, L.P.

By: Essex Woodlands Fund IX-GP, its General Partner

By: Essex Woodlands Fund IX, LLC, its General Partner

By: /s/ Ronald W. Eastman	Name:Ronald W. Eastman Title: Managing Director

EW Healthcare Partners-A, L.P.

By: Essex Woodlands Fund IX-GP, its General Partner

By: Essex Woodlands Fund IX, LLC, its General Partner

By: /s/ Ronald W. Eastman
Name:Ronald W. Eastman
Title: Managing Director

[Signature Page to Voting and Investor Rights Agreement]